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             FORM 4                                                                           OMB APPROVAL
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[ ] Check this box if no longer                                                        OMB Number: 3235-0287
    subject to Section 16.  Form 4                                                     Expires: January 31, 2005
    or Form 5 obligations may                                                          Estimated average burden
    continue. See Instruction 1(b)                                                     hours per response....0.5
                         UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                       Washington, D.C. 20549

                            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

               Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
             Section 17(a) of the Public Utility Holding Company Act of 1935 or Section
                             30(h) of the Investment Company Act of 1940
(Print or Type Responses)
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1.  Name and Address of Reporting Person*      E. Scott Beattie
                                               c/o Elizabeth Arden, Inc.
                                               14100 NW 60 Avenue, Miami Lakes FL  33014
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2.  Issuer Name AND Ticker or Trading Symbol   Elizabeth Arden, Inc. - RDEN


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3.  I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


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4.  Statement for Month/Day/Year               April 21, 2003


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5.  If Amendment, Date of Original (Month/Day/Year)


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6.  Relationship of Reporting Person(s) to Issuer  (Check all applicable)

    [X] Director                      [ ] 10% Owner
    [X] Officer (give title below)    [ ] Other (specify below)

           Chairman and Chief Executive Officer
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7.  Individual or Joint/Group (Check Applicable Line)
    [X]  Form filed by One Reporting Person
    [ ]  Form filed by More than One Reporting Person

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                      Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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
                                                                                5. Amount         6. Ownership
                            2A. Deemed                                             of                Form:
               2. Trans-        Execu-                                             Securities        Direct     7. Nature
                  action        tion       3. Trans-                               Beneficially      (D) or        of
1. Title          Date          Date,         action                               Owned             Indirect      Indirect
   of             (Month/       if any        Code     4. Securities Acquired      Following         (I)           Beneficial
   Security       Day/          (Month/       (Inst.      (A) or Disposed of       Reported          (Inst. 4)     Ownership
   (Inst. 3)      Year)         Day/Year)     8)          (D) (Inst. 3, 4 & 5)     Transaction(s)                  (Inst. 4)
                                                       ------------------------    (Inst. 3 & 5)
                                                                  (A)
                                                                  or
                                            Code  V    Amount     (D)     Price
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 Common Stock,
 $.01 par value   4/21/2003                  A(1)          611     A                    473,303          D
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
FORM 4 (continued)
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              Table II -  Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                  (e.g., puts, calls, warrants, options, convertible securities)
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
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                                                                     5. Number of
                                                                     Derivative
                                                                     Securities         6. Date
               2. Conver-    3. Trans-    3A. Deemed                 Acquired           Exercisable          7. Title and
1. Title of    sion or       action       Execution    4. Trans-     (A) or             and                  Amount of
Derivative     Exercise      Date         Date,        action        Disposed of        Expiration           Underlying
Security       Price of      (Month/      if any       Code          (D)                Date                 Securities
(Inst. 3)      Derivative    Day/         (Month/      (Inst. 8)     (Inst. 3, 4        (Month/              (Inst. 3
               Security      Year)        Day/Year)                  and 5)             Day/Year)            and 4)
                                                                     --------------------------------------------------------
                                                                                                                     Amount
                                                                                                                     or
                                                                                      Date      Expira-              Number
                                                                                      Exer-     tion                 of
                                                       Code   V     (A)       (D)     cisable   Date        Title    Shares
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[RESTUBBED TABLE]
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
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8. Price         9. Number of         10. Ownership         11. Nature
   of               Derivative            of                    of
   Derivative       Securities            Derivative            Indirect
   Security         Beneficially          Securities:           Beneficial
   (Instr. 5)       Owned Following       Direct (D) or         Ownership
                    Reported              Indirect (I)          (Instr. 4)
                    Transaction(s)
                    (Instr. 4)
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Explanation of Responses:

(1) Restricted Stock awarded April 21, 2003.  Shares vest 100% one year from the date of award.





Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

        *  If the form is filed by more than one reporting person, see Instruction 4(b)(v).

       **  Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
           See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

    Note:  File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction
           6 for procedure.


/s/ E. Scott Beattie                         April 25, 2003
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**Signature of Reporting Person              Date
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